Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Joe Weigel Director of Marketing & Communications (317) 972-7006 Direct jweigel@celadongroup.com	FOR IMMEDIATE RELEASE October 21, 2014

CELADON GROUP ANNOUNCES EXECUTIVE TEAM CHANGES

INDIANAPOLIS – Celadon Group, Inc. (NYSE: CGI) today announced changes to its executive team. The changes are effective immediately.

Eric Meek has been appointed Executive Vice President and Chief Operating Officer. Mr. Meek previously served as Executive Vice President, Chief Financial Officer and Treasurer.  President, Chief Executive Officer and Director Paul Will said: "The Board of Directors is pleased to take the next step in appointing the necessary resources to grow our business.  Eric’s well-deserved promotion to Chief Operating Officer places the company’s day-to-day operations under smart, solid management.  We believe Eric’s vision, leadership and financial acumen will serve the Company well as we continue our long term strategic goal of becoming the premier solution provider in the transportation and logistics industry."

The Company also announced promotions in the finance and accounting departments and division of the Chief Financial Officer role into separate Principal Accounting Officer and Principal Financial Officer positions.  Bobby Peavler has been appointed Vice President and Principal Accounting Officer.  He previously served as Vice President of Accounting.  Mr. Peavler graduated from Franklin College in 2002 with a bachelor's degree in accounting. Prior to joining Celadon in 2004, Mr. Peavler worked as a tax accountant for DeWitt & Shrader.  Leslie Tarble has been appointed Vice President, Treasurer and Principal Financial Officer.  She previously held the position of Vice President of Finance at Celadon.  Ms. Tarble graduated from Butler University in 2008 with a bachelor's degree in finance. Prior to joining Celadon in 2008, Ms. Tarble worked as a financial analyst for Triton Value Partners.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

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